Exhibit 10.24

Kemper Corporation 2011 Omnibus Equity Plan

TIME-VESTED RESTRICTED STOCK AWARD AGREEMENT

This TIME-VESTED RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ___________, ____ (“Grant Date”) between KEMPER CORPORATION, a Delaware corporation (the “Company”), and «name» (the “Restricted Stockholder”) for an award of restricted stock consisting of an aggregate of «shares» («shares») shares of restricted stock.

SIGNATURES

As of the date set forth above, the parties have executed this Agreement:

KEMPER CORPORATION         RESTRICTED STOCKHOLDER

By: ________________________    _____________________________
«name»                 «name»

RECITALS

A.    The Board of Directors and Shareholders of the Company have adopted the Kemper Corporation 2011 Omnibus Equity Plan (the “Plan”).

B.    The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

C.    The Plan provides for the granting to selected employees and other persons furnishing services to the Company or any subsidiary or affiliate of the Company, as the Committee may from time to time determine, of restricted stock which shall be shares of the Company’s Common Stock (the “Shares”).

D.    Pursuant to the Plan, the Committee has determined that it is to the advantage and best interest of the Company and its shareholders to grant an award of restricted stock to the Restricted Stockholder covering «shares» («number») Shares of restricted stock as an inducement to remain in the service of the Company and as an incentive for increased effort during such service, and has approved the execution of this Agreement between the Company and the Restricted Stockholder.

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NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant. The Company grants to the Restricted Stockholder an award of restricted stock on the terms and conditions hereinafter set forth, consisting of the aggregate number of Shares of restricted stock set forth above on page one (the “Restricted Stock”).

2.    Vesting and Forfeiture.

(a)    Restricted Period. The Restricted Stock shall be restricted during a period (the “Restricted Period”) beginning on the Grant Date and expiring on the date(s) that the Shares vest (the “Vesting Date(s)”). Subject to the forfeiture and early vesting provisions referenced in Section 2(b) below, {INSERT ONE OF THE FOLLOWING THREE VESTING ALTERNATIVES:

[the Vesting Dates are, for the first of four equal installments of the Restricted Stock Shares, the six-month anniversary of the Grant Date (the “Initial Vesting Date”), and for each of the remaining three installments of such Shares, respectively, the first, second and third anniversaries of the Initial Vesting Date.], OR

[the Vesting Date is the fourth anniversary of the Grant Date.], OR

[the Vesting Date(s) is/are __________SPECIFY ALTERNATIVE APPROVED FOR THIS GRANT.]}

(b)    Termination of Service. During the Restricted Period, the Restricted Stock may be subject to forfeiture or early vesting in connection with the termination of the Restricted Stockholder’s service in accordance with the following provisions (capitalized terms not defined herein shall have the meanings as defined in the Plan):

(i)    Death or Disability. If the Restricted Stockholder dies or becomes Disabled while employed by the Company or any of its Affiliates, then all restrictions on any portion of the Restricted Stock that remains unvested on the date of such death or Disability shall lapse and vest on such date.

(ii)    Retirement.

(A)    If the Restricted Stockholder Retires but continues to provide services to the Company or any of its Affiliates as a director or as a Third Party Service Provider, then any portion of the Restricted Stock that is unvested on the date of Retirement shall remain unvested in accordance with this Agreement or until the Restricted Stockholder ceases to provide such services. If such services cease as a result of death or Disability, then

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Exhibit 10.24

subsection (i) above shall apply. If such services cease for any other reason, all of the shares of Restricted Stock that are then unvested shall be forfeited to the Company on the date of such cessation of services.

(B)    If the Restricted Stockholder Retires but does not continue to provide services as provided in subsection (ii)(A) above, then any portion of the Restricted Stock that is unvested on the date of Retirement shall be forfeited to the Company on the date of Retirement.

(iii)    Sale or Divestiture of Employer. If the Company sells or divests its controlling interest in an Affiliate that employs the Restricted Stockholder, or if its control of such Affiliate otherwise ceases, then any portion of the Restricted Stock that is unvested on the date of Retirement shall be forfeited to the Company on the date of such sale, divestiture or cessation of control.

(iv)    Other Termination of Employment. If the Restricted Stockholder ceases to be an Employee of the Company or any of its Affiliates under circumstances other than those set forth in the foregoing subsections (i) – (iii), then any portion of the Restricted Stockholder that is unvested on the date of such cessation of Employment shall be forfeited to the Company.

3.    Delivery of Restricted Stock; Stockholder Rights. The Shares of Restricted Stock will be issued and delivered to a book entry account maintained by the Company’s transfer agent. Thereafter, subject to the forfeiture provisions referenced in Section 2(b) above, the Restricted Stockholder shall be entitled to the rights and privileges of a stockholder of the Company in respect to such Shares of Restricted Stock, including the right to vote and receive dividends (subject to applicable tax withholding obligations) during the Restricted Period on the same basis as all other issued and outstanding Shares.

4.    Fair Market Value of Common Stock. The fair market value (“Fair Market Value”) of a Share of Common Stock shall be determined for purposes of this Agreement by reference to the closing price of a share of Common Stock as reported by the New York Stock Exchange (or such other exchange on which the Shares of Common Stock are primarily traded) for the Grant Date or Vesting Date, as applicable, or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to reflect the fair market value thereof).

5.    Withholding of Taxes.

(a)    The Restricted Stockholder acknowledges that the vesting of Restricted Stock Shares will generally be a taxable event. The Company will instruct the transfer agent to deduct from the Restricted Stockholder’s book entry account whole Shares

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Exhibit 10.24

having a Fair Market Value equal to the amount determined by the Company to satisfy any applicable minimum statutory withholding or other tax obligations that may arise upon such vesting, and the Restricted Stockholder shall remit to the Company in cash any and all applicable withholding taxes resulting from fractional shares. The Company shall withhold from any dividends paid during the Restricted Period only the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements with respect to such dividends based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.

(b)     The provisions of paragraph 5(a) will not apply if a Restricted Stockholder chooses to make an Internal Revenue Code Section 83(b) election. Upon such an election, the Restricted Stockholder shall remit to the company in cash any and all taxes which the Company may be required to withhold with respect to such election.

6.    No Assignment or Other Transfer. During the Restricted Period, neither this Agreement, the Restricted Stock or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred during the Restricted Period to the spouse or former spouse of the Restricted Stockholder pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Restricted Stock or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

7.    Certain Adjustments; Change in Control.

(a)    The provisions of Articles 4.4 and 19.2 of the Plan relating to certain adjustments in the case of stock splits, reorganizations, equity restructurings and similar matters described therein are hereby incorporated in and made a part of this Agreement. Any such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares of stock shall be issued under the Plan on any such adjustment.

(b)    This award may be subject to termination or early vesting in connection with a Change in Control in accordance with the provisions of Section 18.3 of the Plan.

8.    Participation by Restricted Stockholder in Other Company Plans. Nothing herein contained shall affect the right of the Restricted Stockholder to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

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9.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ or contract for the services of the Restricted Stockholder, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Restricted Stockholder or cease contracting for the Restricted Stockholder’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Restricted Stockholder and the Company or any of its subsidiaries or affiliates.

10.    Agreement Subject to the Plan. The Restricted Stock hereby granted is subject to, and the Company and the Restricted Stockholder agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Restricted Stockholder's rights under this Agreement without the prior written consent of the Restricted Stockholder. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

11.    Arbitration. All disputes related to this Agreement or any Restricted Stock granted hereunder, shall be submitted to binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). A copy of the AAA Rules is available to the Restricted Stockholder upon written request to the Company’s Director of Human Resources at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.

To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a Demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules. If mediation does not fully resolve the dispute, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and costs, to the extent such relief is available under applicable law, and all defenses that would be applicable in a court of competent jurisdiction shall be available. All administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company.

12.    Execution. This Agreement has been executed and delivered as of the day and year first above written at Chicago, Illinois, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without application of its conflicts of laws principles.

13.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Restricted Stock granted hereby and may not

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be amended except in a writing signed by both Kemper Corporation and the Restricted Stockholder.

<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY>

14.    Clawbacks. Notwithstanding the terms regarding vesting and forfeitability or any other provision set forth in this Agreement, including (but not limited to) Section 2 above, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee’s determination, which shall be final, binding and conclusive.
<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY>

15.    Stock Holding Period. The Restricted Stockholder agrees to hold the Restricted Stock Shares acquired hereunder for a minimum of twelve months following their Vesting Date. This holding period shall not apply to Shares of Restricted Stock withheld by the Company to settle tax liabilities related to the Restricted Stock vesting, and as otherwise may be provided under the Company’s Stock Ownership Policy.

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